                                   EXHIBIT 3.5


                           ARIAD PHARMACEUTICALS, INC.

                           CERTIFICATE OF DESIGNATIONS

                                  in respect of

                            SERIES B PREFERRED STOCK

                         ------------------------------

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

                         ------------------------------

         The undersigned, being the Chairman of the Board, President and Chief Executive Officer of ARIAD Pharmaceuticals, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation duly adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

RESOLVED:         That the Board of Directors of the Corporation, pursuant to authority expressly vested in it by the provisions of the Corporation's Certificate of Incorporation, as amended, hereby establishes a series of Preferred Stock, $.01 par value, to be known as Series B Convertible Preferred Stock of the
                  Corporation, consisting of Five Million (5,000,000) shares and having the voting and other powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as set forth in Exhibit A attached hereto.

         IN WITNESS WHEREOF, ARIAD Pharmaceuticals, Inc. has caused this certificate to be signed by its Chairman of the Board, President and Chief Executive Officer the 18 day of March, 1997.

                           ARIAD PHARMACEUTICALS, INC.



                               By: /s/ Harvey J. Berger, M.D.
                                   ----------------------------------------
                                       Harvey J. Berger, M.D.
                                       Chairman of the Board, President and
                                       Chief Executive Officer

                                    Exhibit A

                      Series B Convertible Preferred Stock


                  1.  Liquidation Rights.

                  (a) Treatment at Liquidation, Dissolution or Winding Up.

                           (i) Except as otherwise provided in Section 1(b)
below, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment of all amounts owing to holders of capital stock ranking senior to the Series B Convertible Preferred Stock, the holders of Series B Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock, on a parity with holders of any other class or series of the Corporation's capital stock designated to be on a parity with the Series B Convertible Preferred Stock but before payment or distribution of any of such assets to the holders of Common Stock or of any other class or series of the Corporation's capital stock designated to be junior to the Series B Convertible Preferred Stock, an amount equal to the price paid to the Corporation upon issuance thereof (the "Issue Price") per share of Series B Convertible Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series B Convertible Preferred Stock) plus all dividends thereon declared but unpaid, to and including the date full payment shall be tendered to the holders of Series B Convertible Preferred Stock with respect to such liquidation, dissolution or winding up.

                           (ii) Following payment in full to the holders of
capital stock of the Corporation ranking senior to the Series B Convertible Preferred Stock, and to the holders of Series B Convertible Preferred Stock and the holders of any other class or series of the Corporation's capital stock designated to be on a parity with the Series B Convertible Preferred Stock of all amounts distributable to them under Section 1(a)(i) hereof, the remaining assets of the Corporation available for distribution to holders of the Corporation's capital stock shall be distributed to the respective holders of Common Stock ratably in proportion to the number of shares of Common Stock they then hold.

                           (iii) If the assets of the Corporation shall be
insufficient to permit the payment in full to the holders of Series B Convertible Preferred Stock of all amounts distributable to them under Section 1(a)(i) hereof, then the entire assets of the Corporation available for such distribution, after distribution to capital stock ranking senior to the Series B Preferred, shall be distributed ratably among the holders of Series B Convertible Preferred Stock and the holders of any other class or series of the Corporation's capital stock designated to be on a parity with the Series B Convertible Preferred Stock.

                  (b) Treatment of Consolidations, Mergers and Sales of Assets. A consolidation or merger of the Corporation, or a sale of all or substantially all of the assets of the Corporation, other than a merger, consolidation or sale of all or substantially all of the assets of the Corporation in a transaction in which the shareholders of the Corporation immediately prior to the transaction own equity securities of the surviving or successor entity (or parent, if any) having fifty percent (50%) or more of the voting power of all outstanding equity securities of such entity immediately after the transaction, shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 1; provided, however, that the Corporation shall provide no less than ten (10) business days notice to the holders of Series B Convertible Preferred Stock prior to such transaction and, at any time up to immediately before such transaction, the holders of the Series B Convertible Preferred Stock may convert their shares of Series B Convertible Preferred Stock in accordance with Section 2 below.

                  (c) Distributions other than Cash. Whenever the distribution provided for in this Section 1 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

                  2.  Conversion.

                  2.1 Conversion of Series B Convertible Preferred Stock. The holders of Series B Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a)      Right to Convert; Conversion Ratio.

                           (i) Each share of Series B Convertible Preferred
Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Series B Convertible Preferred Stock, into one (1) fully paid and non-assessable share of Common Stock, subject to adjustment as set forth in Section 2.1(d), at any time upon the earliest to occur of: (1) a Change of Control or Acquisition of the Corporation (as such terms are defined in Section 2.1(a)(ii)); (2) in the event the Joint Venture (as such term is defined in the Joint Venture Master Agreement dated March 4, 1997 (the "JV Master Agreement") between the Corporation and Hoechst Marion Roussel, Inc. ("HMRI")) is terminated pursuant to Section 9.3.1 or 9.3.3 of the JV Master Agreement and (A) any Supplemental Capital Loan (as such term is defined in the JV Master Agreement) remains outstanding as of the date of termination, three
(3) months after the date on which such Supplemental Capital Loan is due to be repaid by the Corporation to HMRI or (B) no Supplemental Capital Loan remains outstanding as of the date of termination, six (6) months following the effective date of such termination; or (3) September 30, 2003, in the event the Corporation and HMRI have agreed on additional funding arrangements for the Joint Venture pursuant to Section 9.3.2 of the JV Master Agreement. The ratio of the number of shares of Common Stock to be issued in conversion to the number of shares of Series B Convertible Preferred Stock to be converted is referred to herein as the "Conversion Ratio."

                           (ii) For purposes hereof, an "Acquisition" shall be
deemed to have occurred if the Corporation shall consolidate or merge with another entity, or convey, sell or lease to another entity all or substantially all of the stock, assets or business of the Corporation and its subsidiaries taken as a whole, unless the stockholders of the Corporation immediately prior to the transaction own a majority of the voting equity securities of the merged, consolidated or acquiring entity after the transaction. For purposes hereof, a "Change of Control" shall be deemed to have occurred upon consummation of any transaction or event as a result of which any other entity acquires or controls and is able to vote without restriction (directly or through nominees or beneficial ownership or by proxy) more than fifty percent (50%) of the capital stock of the Corporation outstanding at the time having the power ordinarily to vote for directors of the Corporation.

                  (b) Mechanics of Conversion. Before any holder of Series B Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Convertible Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name of such holder or the name or names of the nominees of such holder in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. No fractional shares of Common Stock shall be issued upon conversion of any shares of Series B Convertible Preferred Stock and the number of shares of Common Stock to be issued upon conversion shall be rounded up to the next highest whole share. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Convertible Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates for the shares of Series B Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (c)      Automatic Conversion.

                           (i) Each share of Series B Convertible Preferred
Stock issued and outstanding on December 31, 2006 (the "Automatic Conversion Date") shall automatically be converted into shares of the Corporation's Common Stock on such date at the then effective Conversion Ratio in accordance with the provisions of this Section 2 (the "Automatic Conversion").

                           (ii) Upon such Automatic Conversion of the Series B
Convertible Preferred Stock pursuant to Section 2(c)(i) hereof, all shares of Series B Convertible Preferred Stock shall be converted automatically without any further action by any holder of such shares and whether or not the certificate or certificates representing such shares are surrendered to the Corporation or the transfer agent for the Series B Convertible Preferred Stock; provided, however, that the Corporation shall not be obligated to issue a certificate or certificates evidencing such shares of Common Stock into which the Series B Convertible Preferred Stock is being converted until such certificates are either delivered to the Corporation or the transfer agent of the Series B Convertible Preferred Stock, or the holder notifies the Corporation or such transfer agent that such certificate or certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith and, if the Corporation so elects, provides an appropriate indemnity.

                           (iii) Upon such Automatic Conversion of the Series B
Convertible Preferred Stock pursuant to Section 2(c)(i) hereof, each holder of Series B Convertible Preferred Stock shall surrender the certificate or certificates representing such holder's shares of Series B

Convertible Preferred Stock at the office of the Corporation or of the transfer agent for the Series B Convertible Preferred Stock. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in such holder's name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Convertible Preferred Stock surrendered were convertible on the Automatic Conversion Date. No fractional shares of Common Stock shall be issued upon the Automatic Conversion of Series B Convertible Preferred Stock, and the number of shares of Common Stock to be issued upon conversion shall be rounded up to the next highest whole share.

                  (d)      Adjustments to Conversion Ratio.

                           (i) Special Definitions. For purposes of this Section
2.1(d), the following definitions shall apply:


                                    (A) "Original Issue Date" shall mean the
                  date on which shares of Series B Convertible Preferred Stock were first issued.

                                    (B) "Additional Shares of Common Stock"
                  shall mean all shares of Common Stock issued (or, pursuant to Section 2.1(d)(ii), deemed to be issued) by the Corporation after the Original Issue Date.

                           (ii) Issue of Securities Deemed Issue of Additional
Shares of Common Stock.

                                    (A) Stock Dividends, Stock Distributions and
                  Subdivisions. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

                                            (I) in the case of any such dividend
                           or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

                                            (II) in the case of any such
                           subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

                           If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the Conversion Ratio which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Ratio shall be adjusted pursuant to this
                           Section 2.1(d)(ii) as of
                           the time of actual payment of such dividend.

                  (iii) Adjustment for Dividends, Distributions, Subdivisions, Combinations or Consolidations of Common Stock.

                           (A) Stock Dividends, Distributions or Subdivisions. In the event the Corporation shall issue Additional Shares of Common Stock pursuant to Section 2.1(d)(ii)(A) in a stock dividend, stock distribution or subdivision, the Conversion Ratio in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately increased.

                           (B) Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Ratio in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased.

         (e) Adjustments for Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons or assets (excluding cash dividends), in each such case for purposes of this subsection 2(e), the holders of the Series B Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

         (f) Adjustments for Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination, stock dividend, reclassification or other transaction provided for elsewhere in this Section 2), provision shall be made so that the holders of the Series B Convertible Preferred Stock shall thereafter be entitled to receive upon the conversion of the Series B Convertible Preferred Stock the number of shares of stock or other securities of the Corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion thereof immediately prior to such recapitalization would have been entitled upon such recapitalization. In any such case, appropriate adjustment shall be made in the application of this Section 2 with respect to the rights of the holders of the Series B Convertible Preferred Stock after the recapitalization to the end that the provisions of this Section 2 (including adjustment of the Conversion Ratio then in effect and the number of shares issuable upon conversion of the Series B Convertible Preferred Stock) shall be applicable after that event in a manner as equivalent as may be practicable.

                           2.3 No Impairment. The Corporation shall not, by
amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Convertible Preferred Stock against impairment.

                           2.4 Certificate as to Adjustments. Upon the
occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section 2, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Series B Convertible Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

                           2.5 Common Stock Reserved. The Corporation shall
reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Convertible Preferred Stock.

                           2.6 Certain Taxes. The Corporation shall pay any
issue or transfer taxes payable in connection with the conversion of any shares of Series B Convertible Preferred Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of such Series B Convertible Preferred Stock.

                           2.7 Closing of Books. The corporation shall at no
time close its transfer books against the transfer of any Series B Convertible Preferred Stock, or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Convertible Preferred Stock, in any manner which interferes with the timely conversion or transfer of such Series B Convertible Preferred Stock.

         3. Voting Rights. Except as otherwise required by law or by the provisions establishing any other series of Preferred Stock, the holders of Series B Convertible Preferred Stock and the holders of Common Stock and of all classes and series of Preferred Stock shall be entitled to notice of any stockholders' meeting and to vote as one class upon any matter submitted to the stockholders for a vote, on the following basis:

                           (i) Holders of Common Stock shall have one vote per
share of Common Stock held by them; and

                           (ii) Holders of Series B Convertible Preferred Stock
shall have that number of votes per share of Series B Convertible Preferred Stock as is equal to the number of shares of Common Stock into which each such share of Series B Convertible Preferred Stock held by such holder could be converted on the date for determination of stockholders entitled to vote at the meeting (regardless of whether such shares of Series B Convertible Preferred Stock are then convertible).

         4. Dividend Rights. In the event the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding shares of the Common Stock (other than a dividend payable entirely in shares of the Common Stock of the Corporation), the Board of Directors shall declare at the same time a dividend upon the then outstanding shares of the Series B Convertible Preferred Stock, payable at the same time as the dividend paid on the Common Stock, in an amount equal to the amount of dividends per share of Series B Convertible Preferred Stock, as would have been payable on the largest number of shares (including fractions of shares) of Common Stock which each share of Series B Convertible Preferred Stock held by each holder thereof would have received if such Series B Convertible Preferred Stock had been converted to Common Stock pursuant to the provisions of Section 2 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividends.

         5. Covenants. So long as shares of Series B Convertible Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Convertible Preferred Stock, voting together as a single class:

                           (i) alter or change the rights, preferences or
privileges of the shares of Series B Convertible Preferred Stock so as to affect adversely such shares;

                           (ii) increase the authorized number of shares of
Series B Convertible Preferred Stock; or

                           (iii) issue additional shares of Series B Convertible
Preferred Stock except pursuant to the JV Master Agreement or the other Joint Venture Agreements (as such term is defined in the JV Master Agreement).

         6. No Reissuance of Series B Convertible Preferred Stock. No share or shares of Series B Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

         7. Register. The Corporation shall maintain a register in which it shall record the price paid to the Corporation upon issuance of each share of Series B Convertible Preferred Stock. In the event any holder of Series B Convertible Preferred Stock holding Series B Convertible Preferred Stock with more than one Issue Price shall transfer any of such stock, such holder shall notify the Corporation of the Issue Price of the shares to be transferred.

         8. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for in the terms of the Series B Convertible Preferred Stock shall be vested in the Common Stock or the other series or classes of the Corporation's stock.